UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 27, 2026

First Financial Bankshares, Inc.

(Exact name of registrant as specified in its Charter)

Texas	0-07674	75-0944023
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Pine Street, Abilene, Texas 79601
(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number (325) 627-7155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13 e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FFIN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

CEO Transition

On January 27, 2026, the Boards of Directors of First Financial Bankshares, Inc. (“First Financial”) and First Financial Bank (the “Bank”, and together with First Financial, the “Company”) announced the promotion of David Bailey to President and Chief Executive Officer of both entities effective February 1, 2026. Mr. Bailey succeeds F. Scott Dueser, who is transitioning from that role and continuing to serve as Executive Chairman pursuant to a transition and retirement agreement (the “Transition Agreement”) described below, and continuing his longstanding service as a member of the Board of Directors of the Company.

Mr. Bailey, age 42, has served as President of the Company since January 2025. Prior to serving in such role, Mr. Bailey served as Executive Vice President, Chief Banking Officer of the Company since March 2024, Executive Vice President, Commercial Banking from October 2021 to February 2024, Senior Lender of Abilene Region from 2020 to 2021, and CEO and President of the Eastland Region of the Bank.

There are no transactions between the Company and Mr. Bailey that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Bailey and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. Further, there is no arrangement or understanding between Mr. Bailey and any other persons pursuant to which Mr. Bailey was selected as an officer.

Transition Agreement

On January 27, 2026 (the “Effective Date”), the Company entered into the Transition Agreement with F. Scott Dueser, the Company’s Chief Executive Officer. Pursuant to the Transition Agreement, Mr. Dueser will step down as Chief Executive Officer effective February 1, 2026 (the “Transition Date”) and will continue to be employed by the Company as Executive Chairman through the date of the Company’s 2028 annual meeting of shareholders (the “Scheduled Retirement Date”), unless his employment is terminated earlier in accordance with the Transition Agreement. Following the Transition Date, Mr. Dueser’s role will be advisory in nature, and he will report to the Board of Directors.

The Transition Agreement provides that Mr. Dueser will receive base salary at the following annualized rates during the transition period: $1,105,000 in 2026, $772,500 in 2027, and $400,000 in 2028 (prorated through the Scheduled Retirement Date). Mr. Dueser will be eligible to participate in the Company’s annual incentive plan with a target opportunity equal to 80% of base salary for 2026 and 60% of base salary for 2027, and will not be eligible for annual incentive compensation in 2028.

Mr. Dueser will be eligible to receive an equity award in 2026 with a target grant date fair value of $900,000, consisting of 50% time-based restricted stock units and 50% performance-based restricted stock units.

The Transition Agreement provides for Mr. Dueser’s continued participation in employee benefit plans, continued indemnification and directors’ and officers’ liability insurance coverage, and specified treatment of outstanding equity awards upon retirement or certain termination events. If Mr. Dueser’s employment is terminated by the Company without cause following the Transition Date, the Company will continue to pay base salary through the Scheduled Retirement Date, subject to his compliance with restrictive covenants.

In connection with the Transition Agreement, the Executive Recognition Agreement dated August 1, 2022 between First Financial and Mr. Dueser was terminated effective as of the Effective Date.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 7.01. REGULATION FD DISCLOSURE

On January 28, 2026, the Company issued a press release announcing Mr. Bailey’s appointment as CEO and Mr. Dueser’s transition from CEO to Executive Chairman, effective as of February 1, 2026. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1 Transition and Retirement Agreement

99.1 Press Release dated January 28, 2026

104 Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANKSHARES, INC.
(Registrant)

DATE: January 29, 2026	By:	/s/ Michelle S. Hickox
MICHELLE S. HICKOX
Executive Vice President, Chief Financial Officer